CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam U.S. Government Income Trust:

We consent to the use of our report dated November 9, 2006, incorporated in this Registration Statement by reference, to Putnam U.S. Government Income Trust, and to the references to our firm under the captions "Representations and warranties of Acquiring Fund," "Representations and warranties of Acquired Fund," and "Conditions to Acquiring Fund's obligations" in Appendix A to the Prospectus, "Independent Registered Public Accounting Firm" in the Statement of Additional Information, and "Independent Registered Public Accounting Firm and Financial Statements" in Appendix A to the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 30, 2007